Exhibit 99.4

Dear Current and Former Depositors:

We are pleased to announce that Pilgrim Bancshares, Inc., a newly formed Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Conahasset Bancshares, MHC from the mutual to the stock form of organization. Upon completion of the conversion and stock offering, Conahasset Bancshares, MHC will cease to exist, and Pilgrim Bank will be the wholly owned subsidiary of Pilgrim Bancshares, Inc.

Our records indicate that you had a deposit account at Pilgrim Bank at the close of business on December 31, 2012 or March 5, 2014. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock during our Subscription Offering before any shares are made available for sale to the general public.

The Board of Directors believes the conversion will offer a number of advantages, including the opportunity for current and former depositors of Pilgrim Bank to become stockholders of Pilgrim Bancshares, Inc.

Please remember:

•	All current deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”) and by the Share Insurance Fund.

•	There will be no change in the balance, interest rate or maturity of any current deposit account or loan as a result of the conversion.

•	Eligible depositors have a right, but not an obligation, to buy Pilgrim Bancshares, Inc. common stock without the payment of a commission or fee before it is offered to the general public.

•	Like all stock, shares of Pilgrim Bancshares, Inc.’s common stock issued will not be insured by the FDIC or by the Share Insurance Fund.

The enclosed prospectus contains a detailed discussion of the conversion and stock offering. We urge you to review this document carefully. If you are interested in purchasing the common stock of Pilgrim Bancshares, Inc., your Stock Order Form and payment must be received by us before 2:00 p.m., Eastern Time, on             .

If you have any questions regarding the offering, please call our Stock Information Center at (  ) - Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Sincerely,

Francis E. Campbell

Chairman, President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Share Insurance Fund or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

SUBSCRIPTION AND COMMUNITY OFFERING STOCK ORDER ACKNOWLEDGEMENT LETTER

[Pilgrim Bancshares, Inc. Letterhead]

[Imprinted with Name & Address of Subscriber]	Date

STOCK ORDER ACKNOWLEDGEMENT

This letter is to acknowledge receipt of your order form to purchase common stock offered by Pilgrim Bancshares, Inc. Please check the following information carefully to ensure that we have entered your order correctly. Each order is assigned an order priority described below. Acceptance of your order does not guarantee that you will receive the shares you have ordered. If there are not sufficient shares available to satisfy all subscriptions, the shares of common stock you will receive will be subject to the allocation provisions of the Plan of Conversion, as well as other conditions and limitations described in the Pilgrim Bancshares, Inc. Prospectus dated             , 2014. Refer to pages      –     of the Pilgrim Bancshares, Inc. Prospectus for further information regarding subscription priorities. Shares will be allocated first to categories in the subscription offering in the order of priority set forth below.

Following completion of the offering, allocation information, when available, will be released as soon as practicable on the following website: https://allocations.kbw.com/

Stock Registration (please review carefully) Name1 Name2 Street1 Street2 City, State Zip Ownership: Social Security / Tax ID #:	Other Order Information: Batch #: Order #: Number of Shares Requested: Offering Category: (subject to verification; see descriptions below)

Offering Category Descriptions:

SUBSCRIPTION OFFERING

1.	Depositors of Pilgrim Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2012;

2.	Depositors of Pilgrim Bank with aggregate account balances of at least $50 as of the close of business on March 5, 2014;

3.	Pilgrim Bank’s tax-qualified employee benefit plans

COMMUNITY OFFERING

4.	Residents of the Massachusetts towns of Cohasset, Scituate, Hingham, Norwell, Hull, Weymouth, Quincy, Marshfield, Pembroke, Marion, Rochester, Mattapoisett, West Wareham, Wareham and Fairhaven; and

5.	General Public.

Thank you for your order,

PILGRIM BANCSHARES, INC.

STOCK INFORMATION CENTER

1-(877)    -    .

STOCK CERTIFICATE MAILING LETTER

[Pilgrim Bancshares, Inc. Letterhead – letter accompanies all certificates mailed]

Dear Stockholder:

I would like to welcome you as a stockholder of Pilgrim Bancshares, Inc. A total of              shares were purchased by investors at $10.00 per share. Thank you for your investment in our Company and your confidence in our organization.

Your stock certificate is enclosed. We recommend that you keep it in a safe place, such as in a safety deposit box or deposited with a brokerage firm. Replacing a lost or destroyed stock certificate can be a costly and lengthy process.

Carefully review the certificate to make sure the registration name and address are correct. If you find an error or have questions about your certificate, please contact Registrar and Transfer Company, our Transfer Agent:

on the web:

www.rtco.com

by mail:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

by phone:

1-(800) 368-5948

by email:

info@rtco.com

If the enclosed stock certificate must be forwarded to the Transfer Agent, we recommend that you deliver it using insured, registered mail. If you change your address, please notify the Transfer Agent immediately, so that you will continue to receive all stockholder communications.

If you submitted a check or money order in full or partial payment for your stock order, you have received, or soon will receive, a check. It reflects interest earned at a rate of 0.20% per annum, calculated from the date your payment was processed until             , 2014.

If your stock order was paid in full or in part by authorizing a withdrawal from a Pilgrim Bank savings or certificate of deposit account(s), the withdrawal was made on             , 2014. Until such date, interest was earned at your account’s contract rate, and the interest earned remains in your account.

Pilgrim Bancshares, Inc. common stock is quoted on the OTC Pink Marketplace operated by OTC Markets Group, Inc., under the symbol “        .” Should you wish to buy or sell Pilgrim Bancshares, Inc. shares in the future, please contact a brokerage firm or other firm offering investment services.

Thank you for sharing in our Company’s future.

Sincerely,

Francis E. Campbell

Chairman, President and Chief Executive Officer

BRANCH LOBBY POSTER – BUY (Optional)

******************************

OUR STOCK OFFERING EXPIRES

            , 2014

We are conducting an offering of shares of our common stock

UP TO 1,897,500 SHARES

COMMON STOCK

(subject to increase to 2,182,125 shares)

$10.00 Per Share

THIS OFFERING EXPIRES AT 2:00 P.M., EASTERN TIME,

ON             , 2014

******************************

If you have questions about the stock offering,

call our Stock Information Center, toll-free, at 1-(877)    -    ,

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

Our Stock Information Center is closed on bank holidays.

[Pilgrim Bancshares, Inc. Logo]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Share Insurance Fund or any other government agency. An investment in our common stock is subject to investment risks, including possible loss of the principal invested.

TOMBSTONE NEWSPAPER ADVERTISEMENT- (Optional)

PILGRIM BANCSHARES, INC. [LOGO]

(Proposed Holding Company for Pilgrim Bank)

UP TO 1,897,500 SHARES

COMMON STOCK

(subject to increase to 2,182,125 shares)

$10.00 Per Share

Purchase Price

Pilgrim Bancshares, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Pilgrim Bancshares, Inc., without sales commission, during the offering period.

This offering expires at 2:00 p.m., Eastern Time, on                  , 2014.

To receive a copy of the Prospectus and Stock Order Form,

call our Stock Information Center, toll-free, at 1-(877)    -    ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday.

Our Stock Information Center is closed on bank holidays.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Share Insurance Fund or any other government agency. An investment in our common stock is subject to investment risks, including possible loss of the principal invested.

Dear Prospective Investor:

We are pleased to announce that Pilgrim Bancshares, Inc., a newly formed Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Conahasset Bancshares, MHC, from the mutual to the stock form of organization. Upon completion of the conversion and stock offering, Conahasset Bancshares, MHC will cease to exist, and Pilgrim Bank will be the wholly owned subsidiary of Pilgrim Bancshares, Inc.

We have enclosed the following materials to help you learn more about an investment in the common stock of Pilgrim Bancshares, Inc. Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about Pilgrim Bank’s operations and the proposed conversion and offering of Pilgrim Bancshares, Inc. common stock.

STOCK ORDER FORM: This form may be used to purchase stock by returning it with your payment before the order deadline of 2:00 p.m., Eastern Time, on             , 2014. Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to our main office located at 40 South Main Street, Cohasset, Massachusetts, or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to Pilgrim Bank.

We invite you to become a stockholder of Pilgrim Bancshares, Inc. Through this offering, you have the opportunity to buy stock directly from Pilgrim Bancshares, Inc. without paying a commission.

If you have any questions regarding the offering, please call our Stock Information Center at (    ) - Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Sincerely,

Francis E. Campbell

Chairman, President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Share Insurance Fund or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Pilgrim Bank

40 South Main Street

Cohasset, Massachusetts 02025

(781) 383-0541

NOTICE OF SPECIAL MEETING OF DEPOSITORS

To Be Held On July 23, 2014

A special meeting of depositors (the “Special Meeting”) of Pilgrim Bank (the “Bank”), will be held at the Bank’s Route 3A office, located at 800 Chief Justice Cushing Way, Cohasset, Massachusetts, on July 23, 2014. The Special Meeting will be held at 9:00 a.m., Massachusetts time. Polls will remain open for voting at the Special Meeting from 9:00 a.m.., Massachusetts time until 6:30 p.m., Massachusetts time on July 23, 2014.

The Special Meeting is being held for the purpose of considering and acting upon:

1.	The approval of the Plan of Conversion of Conahasset Bancshares, MHC (the “Plan”), providing for the conversion of Conahasset Bancshares, MHC (the “MHC”) from the mutual form of organization to the stock form of organization and the establishment of Pilgrim Bancshares, Inc. (the “Stock Holding Company”), the proposed bank holding company of Pilgrim Bank, and the sale by the Stock Holding Company of shares of its common stock.

2.	The approval of the establishment and funding of a charitable foundation to be named “Pilgrim Bank Foundation” (the “Foundation”) to be dedicated to support charitable organizations operating in our local community.

3.	Such other matters as may properly come before the Special Meeting or any adjournments thereof.

Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned. The depositors who will be entitled to vote at the Special Meeting will be those depositors of the Bank as of June 12, 2014 (the “Voting Record Date”) who have also attained the age of 18 years.

Your board of directors urges you to attend the Special Meeting and unanimously recommends that you vote FOR approval of the Plan and FOR the establishment and funding of the Foundation. Your vote is very important.

BY ORDER OF THE BOARD OF DIRECTORS

Edward T. Mulvey
Clerk of Pilgrim Bank

Cohasset, Massachusetts

June 20, 2014

July 9, 2014

Dear Depositor:

Recently you received a Notice of a Special Meeting of the Depositors of Pilgrim Bank. This Notice provided details of the Plan of Conversion into a stock form of ownership, as well as the establishment of a new Charitable Foundation by the Bank. The purpose of this meeting is to vote on both the Plan of Conversion and the proposed new Pilgrim Bank Charitable Foundation.

The Special Meeting is scheduled for 9:00 a.m. to 6:30 p.m. on Wednesday, July 23, 2014, at our Cohasset branch office located at 800 Chief Justice Cushing Way. Your attendance at the Special Meeting is very important to us. Management will be available to answer any questions during the meeting. Refreshments will be available at the meeting.

If you would like to attend the Special Meeting, the Bank will provide complimentary transportation to and from the meeting for your convenience. A chartered bus will leave the Marion office parking lot at approximately 8:00 a.m., Noon and 5:00 p.m. The return bus will leave our Cohasset branch at approximately 9:30 a.m., 1:30 p.m. and 6:30 p.m.

If you would like further information or to reserve your place on the bus, please call our Marion office at 508-748-3171. We hope to see you at the meeting.

Very truly yours,

Francis E. Campbell

President & CEO

FEC/jg

YOU ARE CORDIALLY INVITED TO ATTEND THE

BANK’S SPECIAL MEETING OF DEPOSITORS ON

WEDNESDAY, JULY 23, 2014, BEGINNING AT 9:00 A.M.

VOTING POLLS WILL REMAIN OPEN UNTIL 6:30 P.M.

The Special Meeting will be held at our Route 3A office,

800 Chief Justice Cushing Way, Cohasset, Massachusetts.

At the Special Meeting, we will ask you to approve our proposed

Mutual Holding Company Plan of Conversion.

Polls for voting at the Special Meeting will be open from 9:00 a.m. until

6:30 p.m. If you cannot be present for the 9:00 a.m. start of the meeting, you can still stop by and vote at any time while the polls are open (9:00 – 6:30 p.m.).

Bank management will be present throughout the Special Meeting to answer any questions that you may have.

ROUND TRIP BUS SERVICE WILL BE AVAILABLE FROM OUR MARION BRANCH OFFICE TO THE MEETING IN COHASSET.

APPROXIMATE DEPARTURE TIMES FROM THE MARION OFFICE WILL BE: 8:00 A.M., 12:00 P.M., AND 5:00 P.M.

THERE IS NO CHARGE FOR THIS SERVICE.

Refreshments will be served throughout the polling hours of

9:00 a.m. – 6:30 p.m.

Your attendance and vote at the Special Meeting is very important and we encourage you to join us.

Pilgrim Bancshares Logo

(Proposed Holding Company for

Pilgrim Bank)

Q&A GRAPHIC

QUESTIONS AND ANSWERS

ABOUT OUR CONVERSION

AND STOCK OFFERING

The shares of common stock being offered are not deposits or savings accounts and are not insured by the

Federal Deposit Insurance Corporation, the Share Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

This pamphlet answers questions about the conversion of Conahasset Bancshares, MHC, the mutual holding company of Pilgrim Bank, and the Pilgrim Bancshares, Inc. stock offering. Investing in shares of common stock involves certain risks. For a discussion of these risks and other factors, including a detailed description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

GENERAL – THE CONVERSION

The Board of Trustees of Conahasset Bancshares, MHC and the Board of Directors of Pilgrim Bank have determined that the conversion is in the best interests of Pilgrim Bank, our customers and the communities we serve.

WHAT IS THE CONVERSION?

Under the Plan of Conversion (the “plan”) Conahasset Bancshares, MHC, the mutual holding company of Pilgrim Bank, is converting from the mutual to the stock form of organization. As a result of the conversion, Pilgrim Bank will be the wholly owned subsidiary of a newly formed stock holding company named Pilgrim Bancshares, Inc.

After the conversion is completed, 100% of the common stock of Pilgrim Bancshares, Inc. will be owned by public stockholders.

WHY IS CONAHASSET BANCSHARES, MHC CONVERTING TO THE STOCK FORM OF ORGANIZATION?

The conversion to the stock holding company form of organization will enable Pilgrim Bank to improve its capital position during a period of economic, regulatory and political uncertainty for the financial services industry and to assure compliance with regulatory capital requirements. This additional capital will provide us with the flexibility to support organic loan and core deposit growth, to improve profitability and earnings through reinvesting and leveraging the proceeds, to invest in new technologies that will enable the expansion and enhancement of products and services, to have greater flexibility to access the debt and equity capital markets, to attract, retain and incentivize qualified personnel by establishing stock-based benefit plans for management and employees, to establish a charitable foundation to support charitable organizations operating in our communities, to provide customers and members of our community with the opportunity to acquire an ownership interest in Pilgrim Bank through investment in Pilgrim Bancshares, Inc., and to have greater flexibility to structure and finance opportunities for expansion into new markets.

WHAT EFFECT WILL THE CONVERSION HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit and by the Share Insurance Fund. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Pilgrim Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

WILL CUSTOMERS NOTICE ANY CHANGE IN PILGRIM BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND THE OFFERING?

No. It will be business as usual. The conversion is an internal change in our corporate structure. There are no planned changes to our Board of Directors, management, staff or branches as a result of the conversion.

THE STOCK OFFERING AND PURCHASING SHARES

ARE PILGRIM BANK’S DEPOSITORS REQUIRED TO PURCHASE STOCK IN THE CONVERSION?

Eligible depositors will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire, although there is no requirement to purchase stock. Whether an individual decides to purchase stock or not will not affect on his or her standing as a customer of Pilgrim Bank. The conversion will allow customers of Pilgrim Bank an opportunity to buy common stock and become stockholders of Pilgrim Bancshares, Inc.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

Pilgrim Bancshares, Inc. is offering up to 1,897,500 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

Pursuant to the Plan, non-transferable rights to subscribe for shares of Pilgrim Bancshares, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority.

Priority 1—Persons with an aggregate account balance of at least $50 or more on deposit at Pilgrim Bank as of the close of business on December 31, 2012.

Priority 2—Persons with an aggregate account balance of at least $50 or more on deposit at Pilgrim Bank as of the close of business on March 5, 2014.

Priority 3—Our tax-qualified employee benefit plans, including the employee stock ownership plan we are establishing in connection with the conversion.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a direct Community Offering, with a preference given to natural persons (including trusts of natural persons) residing in the Massachusetts towns of Cohasset, Scituate, Hingham, Norwell, Hull, Weymouth, Quincy, Marshfield, Pembroke, Marion, Rochester, Mattapoisett, West Wareham, Wareham and Fairhaven.

IF I SUBSCRIBE, WILL I RECEIVE STOCK?

Your order does not guarantee that you will receive all the stock your order. Priority 1 eligible subscribers will receive, to the extent possible, at least 100 shares (or any lower amount ordered) but, if they order more than 100 shares, they may not receive all the shares ordered. Priority 2 eligible subscribers will receive, to the extent possible, at least 100 shares (or any lower amount ordered) so long as there are shares available after the orders of Priority 1 eligible subscribers are filled, but, if they order more than 100 shares, they may not receive all the shares ordered. The number of shares you receive will depend on several factors such as the total number of shares ordered in the offering, your level of subscription priority, and possibly your account balance at the applicable record date. If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated in the order of priority set forth above.

HOW MANY SHARES MAY I BUY?

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by an individual or through a single qualifying account is 20,000 shares ($200,000), and no person together with an associate or group of persons acting in concert may purchase more than 30,000 shares ($300,000) in all categories of the offering, as further discussed in the prospectus.

I HAVE CUSTODIAL ACCOUNTS WITH THE BANK FOR MY MINOR CHILDREN. MAY I USE THESE TO PURCHASE STOCK?

Yes. However, the stock must be purchased in the name of the minor child. A custodial account does not entitle the custodian to purchase stock in his or her own name.

I HAVE BUSINESS ACCOUNTS WITH THE BANK. MAY I USE THESE TO PURCHASE STOCK?

Yes. However, the stock must be purchased in the name of the business. A business account does not entitle the signor or other officer of the business to purchase stock in his or her own name. Funds used to purchase stock must also come from the business.

WILL THE COMMON STOCK BE INSURED?

NO. Like any common stock, the common stock of Pilgrim Bancshares, Inc. will NOT be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete and return the enclosed Stock Order Form, along with full payment. Instructions for completing your Stock Order Form are included with the order form. Your order must be received by us (not postmarked) before the order deadline of 2:00 p.m., Eastern Time, on                     . Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to our main office located at 40 South Main Street, Cohasset, Massachusetts, or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to Pilgrim Bank.

* Due to recently announced reductions in U.S. Postal Service first class mail delivery standards, we encourage you to consider in-person or overnight delivery of your stock order form to ensure your order is received before the deadline.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order made payable to Pilgrim Bancshares, Inc. These funds will be cashed upon receipt. We cannot accept wires or third party checks. Pilgrim Bank line of credit checks may not be used. Please do not mail cash!

Second, you may authorize us to withdraw funds from YOUR SAVINGS ACCOUNT or CERTIFICATE OF DEPOSIT at Pilgrim Bank. There is no penalty for early withdrawal from a certificate of deposit for the purposes of purchasing stock in the offering. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. You may not designate withdrawal from Pilgrim Bank accounts with check-writing privileges. Please submit a check instead. Also, IRA or other retirement accounts held at Pilgrim Bank may not be listed for direct withdrawal. See information on IRAs below.

WILL I EARN INTEREST ON MY FUNDS?

Funds received during the offering will be held in a segregated account at Pilgrim Bank and will earn interest at Pilgrim Bank’s current statement savings rate from the day the funds are processed until the completion or termination of the offering. At that time, you will be issued a check for interest earned on these funds. If paid by authorizing a direct withdrawal from your Pilgrim Bank deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate, until they are withdrawn.

CAN I PURCHASE STOCK USING FUNDS IN MY PILGRIM BANK IRA?

You may use funds currently held in retirement accounts with Pilgrim Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Pilgrim Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the                     , 2014 offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

The Board of Directors of Pilgrim Bancshares, Inc. will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We do not intend to pay dividends until such time as we are generating sufficient net income to support our planned growth and the payment of such dividends.

HOW WILL THE COMMON STOCK BE TRADED?

We expect that the common stock of Pilgrim Bancshares, Inc. will be quoted on the OTC Pink Marketplace operated by OTC Markets Group, Inc. upon conclusion of the offering. However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF PILGRIM BANK PLANNING TO PURCHASE STOCK?

Yes. The executive officers and directors of Pilgrim Bank plan to subscribe for, in the aggregate, $862,000 worth of stock or approximately 6.15% of the common stock offered at the minimum of the offering range. Whether the subscription of executive officers and directors are filled will depend on several factors such as the total number of shares ordered in the offering by all subscribers, the level of their subscription priority and possibly their deposit account balance with Pilgrim Bank at December 31, 2012 and March 5, 2014. Shares will be allocated to subscribers, including executive officers and directors of Pilgrim Bank, in the order of priority set forth above and described more fully in the prospectus.

MUST I PAY A COMMISSION?

No. You will not be charged a commission on the purchase of common stock in the conversion. However, if you are purchasing through a brokerage account (including through a self-directed IRA), your broker may charge fees associated with your account.

MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

After receipt your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is not completed by                     , 2014, in which event subscribers may be given the opportunity to confirm, change or cancel their orders for a specified period of time. Prior to the expiration of the offering on                     , you may increase your order by submitting another stock order form, but you may not reduce your order after it has been submitted.

IF I PURCHASE SHARES IN THE OFFERING, WHEN WILL I RECEIVE MY STOCK CERTIFICATE?

Our transfer agent will send stock certificates by first class mail as soon as possible after completion of the stock offering. Although the shares of Pilgrim Bancshares, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on the arrangements you may make with your brokerage firm.

WHERE TO GET MORE INFORMATION

For additional information please refer to the enclosed prospectus, or call our Stock Information Center at (      )       -         Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.